Dated as of September 30, 2013

PINE GROVE ALTERNATIVE INSTITUTIONAL FUND

(as the “Company”)

and

BNP PARIBAS, NEW YORK BRANCH

(as the “Custodian”)

and

PINE GROVE ASSET MANAGEMENT LLC

(as the “Manager”)

CUSTODIAN AGREEMENT

THIS AGREEMENT is entered into on September 30, 2013

AMONG:

(1)	PINE GROVE ALTERNATIVE INSTITUTIONAL FUND, a Delaware statutory trust having its principal office at 25 Deforest Avenue, Summit, New Jersey 07901 (the “Company”);

(2)	BNP PARIBAS, acting through its New York branch, having its principal office at 787 Seventh Avenue, New York, New York 10019 (the “Custodian”); and

(3)	PINE GROVE ASSET MANAGEMENT LLC, a Delaware limited liability company having its principal office at 25 Deforest Avenue Summit, New Jersey 07901 (the “Manager”).

WHEREAS:

(A)	The Custodian offers to its clients certain services in relation to the custody, deposit, delivery and receipt of securities and cash settlement.

(B)	The Company wishes to use the services of the Custodian in order to deposit with the Custodian certain of its Investments and Cash.

(C)	The Custodian is willing to provide the services listed above subject to and in accordance with the provisions set forth herein.

(D)	The Manager manages the Company’s Cash and Investments and has joined in this Agreement for the purposes set forth herein.

NOW IT IS HEREBY AGREED:

1	DEFINITIONS

1.1	In this Agreement, including the Recitals, the following words and expressions shall, unless the context otherwise requires, have the following meanings:

“Affiliate” means in relation to any person or entity, any other person or entity that controls, is controlled by or is under common control with such person or entity.

“Asset Transfer Period” has the meaning given to that term in Clause 14.6.

“Authorized Person” means, in respect of actions by the Company, any individual person designated by the Company and notified by the Company to the Custodian to give instructions on the Company’s behalf for the purposes of this Agreement. Any such person will remain an Authorized Person until the Company has notified the Custodian in writing of the revocation of the authority of such person. The Authorized Persons as at the date of this Agreement are those persons listed in Schedule 1 to this Agreement.

“BNPP Services Agreement” means the FUNDLINK services agreement agreed between the Company and the Custodian.

“Business Day” means any day, which is a business day in any one or more of New York and any jurisdiction in which a transaction in Cash or Investments is to take place, as the context may require.

“Cash” means any cash denominated in any currency received or held by the Custodian for the Company’s Deposit Account or Securities Account pursuant to this Agreement.

“Client Questionnaire” means the client questionnaire completed by the Company and/or the Manager on the Company’s behalf and delivered to the Custodian or an Affiliate of the Custodian on or about the date hereof.

“Confidential Information” means all information disclosed (whether in written or other form) in confidence or which by its nature ought to be regarded as confidential by or on behalf of a party (the “Disclosing Party”) to another party (the “Receiving Party”), including any business information which is not directly applicable or relevant to the arrangements contemplated by this Agreement.

“Deposit Account” means each Separate Account in which the Company’s Cash is held by the Custodian.

“Fund” means any hedge fund, investment partnership, managed account and any such other similar commingled investment vehicle, as may be agreed between the parties from time to time.

“FUNDLINK” means the BNPP FUNDLINK web portal referenced and described in the BNPP Services Agreement.

“Instructions” means Paper Instruction, Web Instructions and/or Wire Instructions, as the case may be.

“Investment” means any investment in a Fund owned by the Company and held directly or indirectly by or for the Custodian and which is capable of being credited to the Securities Account.

“NAV” means, with respect to any Investment at any time, the net asset value of such Investment at that time as provided to the Custodian by the relevant administrator or Fund.

“Paper Instruction” has the meaning given to that term in Clause 5.3(c).

“Securities Account” means each Separate Account in which the Company’s Investments are held by the Custodian.

“Separate Account” means a separate, segregated account in the books of the Custodian in the Company’s name in which shall be recorded the Company’s Cash and/or Investments held pursuant to and in accordance with this Agreement.

“Transaction” means a subscription, redemption, purchase, sale or transfer.

“Web Instructions” means instructions submitted into FUNDLINK on behalf of the Company for the redemption, subscription, sale, purchase or transfer of Investments in accordance with the BNPP Services Agreement and this Agreement.

“Wire Instructions” means instructions given to the Custodian on behalf of the Company for the transfer of Cash out of the Deposit Account other than for the purchase of or subscription for Investments to be credited to the Securities Account in accordance with this Agreement.

1.2	References to statutory or regulatory provisions shall be construed as references to those provisions as now or at any time hereafter amended, consolidated or re-enacted.

1.3	Headings are for convenience only and shall not affect the construction of this Agreement.

1.4	Words denoting the singular shall include the plural and vice versa; words denoting gender shall include all genders; and words denoting persons shall include bodies corporate and vice versa.

1.5	References to clauses and schedules are to clauses of and schedules to this Agreement.

1.6	The word “may” shall be construed as permissive and the word “shall” shall be construed as imperative.

1.7	References to any document or agreement are to be construed as references to such document or agreement as is in force for the time being and as amended, varied, supplemented, substituted or novated from time to time.

1.8	References in this Agreement to bad faith, willful misconduct or gross negligence mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

2	APPOINTMENT OF THE CUSTODIAN

2.1	The Company hereby appoints the Custodian to provide the services set forth herein on the terms set out herein and the Custodian hereby accepts such appointment and shall, from the date hereof until the termination of this Agreement, provide the services set forth herein to the Company subject to and in accordance with the terms and conditions hereof.

2.2	The Custodian’s duties and authority under this Agreement are limited solely to the duties and authority provided for in this Agreement. The Custodian shall not otherwise be deemed to assume any other obligations to the Company, whether implied by law or otherwise.

2.3	The Custodian may refuse to perform the services set forth herein if, in its reasonable judgment, it would be improper or unlawful to do so and will inform the Company of such refusal. The Custodian shall be entitled (subject to notice having been given to the Company) to refuse to effect any Transaction or other instruction required to be carried out by it pursuant to this Agreement if in the reasonable opinion of the Custodian there are reasonable grounds for believing that the liabilities to be incurred in the case of any such Transaction or other instruction may not be adequately covered by the assets of the Company held immediately prior to the time that such Transaction or other instruction is required to be effected.

2.4	The Custodian shall keep or cause to be kept such books, records and statements as may be necessary to give a complete and true record of all Cash and Investments held and transactions carried out by it on behalf of the Company, and shall permit the Company and its duly authorized agent(s) or delegate(s) to inspect such books, records and statements at any time during normal business hours on giving reasonable notice to the Custodian.

3	RECEIPT AND DISBURSEMENT OF CASH

3.1	The Custodian shall open and maintain the Deposit Account for the Company’s Cash held by it. All such Cash shall be held by the Custodian in trust for the Company and shall not form part of the Custodian’s separate assets and the Company shall, in the event of the insolvency or bankruptcy of the Custodian or any similar or analogous event, be entitled to recover the Cash free and clear of all encumbrances and claims of whatsoever nature and howsoever arising against the Custodian by any third party. The Custodian shall be responsible for the safe custody of all Cash so received.

3.2	Upon receipt of Web Instructions, Wire Instructions or Paper Instructions, as appropriate, the Custodian shall make payments of Cash out of the Company’s

Deposit Account (to the extent that there is sufficient Cash in the Deposit Account) and shall credit Cash received by the Custodian for the benefit of the Company to the Deposit Account as follows:

(a)	in connection with the subscription of Investments to be credited to the Securities Account;

(b)	in connection with the purchase of Investments to be credited to the Securities Account;

(c)	in connection with the redemption of Investments held in the Securities Account; and

(d)	in connection with the sale of investments held in the Securities Account;

(e)	in connection with the transfer of Cash to any successor custodian upon the termination of this Agreement; and

(f)	for any other proper purpose as determined by the Company or the Manager and agreed to by the Custodian.

3.3	The Custodian is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received by it for the Company’s Deposit Account and shall make arrangements for the collection and receipt of all cash distributions and other payments with respect to Investments held hereunder and all other payments due to the Company in respect thereof. Any such collections made by the Custodian shall be paid by the Custodian into the Deposit Account.

3.4	The Custodian shall in its books identify Cash held by it pursuant to this Agreement as being held for the account of the Company and shall (and shall require each agent, delegate or sub-custodian to) segregate in its books and records (and, in the case of any agent, delegate or sub-custodian, hold in a customer account acceptable to the Custodian and the Company) any Cash which is held by it for the Company’s account from cash held by it for the account of others.

4	RECEIPT AND REGISTRATION OF INVESTMENTS

4.1	The Custodian shall open and maintain the Securities Account and record and hold in the Securities Account in the name of the Company all Investments received or held by it from time to time for the Company’s account and shall arrange for all such Investments to be registered in the name of the Custodian (as custodian for the Company) or otherwise held by or to its order as it may think proper for the purpose of providing for the safekeeping thereof. The Custodian shall hold all Investments in trust for the Company so that they shall not form part of the Custodian’s separate assets.

4.2	The Custodian shall in its books identify Investments held by it pursuant to this Agreement as being held for the account of the Company and shall (and shall require each agent, delegate or sub-custodian to) segregate in its books and records (and, in the case of any agent, delegate or sub-custodian, hold in a customer account acceptable to the Custodian and the Company) any Investments which are held by it for the Company’s account from any investments held by it for the account of others.

4.3	The Custodian shall use reasonable efforts to ensure that all Investments in respect of which registration is necessary in order to perfect the transfer thereof or title thereto are registered in its name as soon as practicable after receipt of the necessary documents.

4.4	Following receipt of Web Instructions or Paper Instructions in relation to any Transaction relating to Investments, the Custodian shall debit or credit the relevant Investments from or to the Securities Account. Debits or credits to the Securities Account shall be regarded as provisional and subject to reversal:

(i)	if the Transaction giving rise to the debit or credit does not actually occur or is rescinded or declared void; or

(ii)	if the Transaction giving rise to the debit or credit was made following an Instruction to purchase or subscribe for an Investment if the purchase price or subscription amount should have been made available to the Custodian but was not so made available, for any reason whatsoever; or

(iii)	in the event any Fund rejects any subscription, redemption, purchase or sale of an Investment in, or transfer of an Investment out of, the Securities Account.

5	DUTIES OF THE COMPANY AND THE MANAGER TO THE CUSTODIAN

5.1	To instruct the Custodian to take any action pursuant hereto, the Company (or the Manager on the Company’s behalf) shall either issue Web Instructions, deliver Wire Instructions or Paper Instructions, as appropriate, in accordance with the terms of the BNPP Services Agreement and/or this Agreement. Any such Instructions that do not comply with the BNPP Services Agreement and/or this Agreement, shall not constitute valid instructions to the Custodian.

5.2	The Company and the Manager each hereby acknowledge, represent, covenant and warrant to, and agree with the Custodian that (a) it has provided the Custodian or an Affiliate of the Custodian on or about the date hereof a duly completed Client Questionnaire and all the responses, information, certifications and acknowledgements in such Client Questionnaire were at the date thereof and continue at the date hereof to be true and accurate; (b) it will promptly notify the Custodian if there is any change with respect to any of the information or representations contained in the Client Questionnaire or in this Agreement or otherwise furnished to the Custodian in connection with this Agreement; (c) it will not issue any Instruction relating to an Investment to the Custodian unless the Company understands and is capable of bearing the risks associated with such Investment; and (e) the Custodian shall be entitled to rely on, and shall act on the basis of, the information in the Client Questionnaire in completing the relevant subscription, redemption and other documentation in relation to all Transactions effected on behalf of the Company.

5.3	General Procedure.

(a)	In order to instruct the Custodian to effect any Transaction in relation to Investments credited or to be credited to the Securities Account, or to cancel or change any such Transaction, the Company (or the Manager on its behalf) shall issue Web Instructions in accordance with the BNPP Services Agreement. The Custodian, the Company and the Manager hereby agree that Web Instructions must be submitted into FUNDLINK at least two (2) Business Days prior to the last day on which subscriptions, redemptions or transfers are accepted by the relevant Fund except that, in case of the first subscription by the Company for a particular Investment, the respective Fund offering memorandum, subscription documents and all other relevant information shall also be required to be uploaded onto FUNDLINK not less than ten (10) Business Days prior to the last day on which subscriptions, redemptions or transfers are accepted by the relevant Fund.

(b)	The Custodian, the Company and the Manager hereby agree that Wire Instructions, and changes or cancellations to any Wire Instructions, must comply with the requirements set out in Schedule 1, be signed by an Authorized Person and be received by the Custodian not less than two (2) Business Days prior to the requested wire date.

(c)	In the event that any Web Instruction cannot be submitted into FUNDLINK because of service interruption, lack of functionality or otherwise, the Company (or the Manager on its behalf) shall issue an instruction which complies with the requirements set out in Schedule 1, is substantially in the form of Schedule 2 and, in each case contains all of the information required by the relevant Schedule and which is executed by an Authorized Person (such instruction, a “Paper Instruction”). Any such Paper Instruction must be received by the Custodian within the applicable time period stipulated in accordance with Clause 5.3(a).

(d)	In connection with subscriptions for or purchases of Investments, the Custodian or its agent will, subject to receipt of the relevant Web Instruction or Paper Instruction and any accompanying documentation in accordance with this Agreement, wire transfer the appropriate subscription amounts to the account designated by the relevant Fund or purchaser as the case may be on or before the date(s) required by such Fund or purchaser for the subscription or purchase to be valid.

(e)	The Custodian shall not be responsible for the return of the subscription monies or non-acceptance or late execution of the order if insufficient information or inaccurate or incorrect documentation is provided to it in connection therewith.

(f)	The Manager will request each Fund in which an Investment is made to provide the Manager, the Company and the Custodian or its agent, as interested parties, with the following information:

(i)	estimated prices;

(ii)	actual prices;

(iii)	contract notes;

(iv)	account statements;

(v)	corporate actions; and

(vi)	all other relevant information.

5.4	Cash Payments

If subscription monies are returned by a Fund, the Custodian or its agent will notify the Manager and the Company by phone, e-mail or by fax as soon as practicable following identification of the returned Cash.

5.5	Online Access to Account Information

The Custodian shall provide the Company and/or the Manager with online access to account information for the Deposit Account and the Securities Account, which shall include the ability to import the cash activity statement file (including opening and closing balances). The terms and conditions of the online access to account information for the Deposit Account and the Securities Account will be set out in the BNPP Services Agreement.

6	THE CUSTODIAN’S PERMITTED ACTS WITHOUT INSTRUCTIONS

The Custodian shall accept on behalf of the Company and credit to the Securities Account new Investments or changes to the terms of any Investments in relation to which the relevant Fund has taken any corporate action (including any side pockets, liquidity vehicles, special purpose vehicles, series or reserve accounts).

7	VOTING AND OTHER ACTION

The Custodian shall not and shall procure that its agents, delegates and sub-custodians shall not vote in respect of any of the Investments held by or for the Custodian (as custodian for the Company) except in accordance with voting instructions from the Company (or the Manager on its behalf). The Custodian shall deliver or cause to be delivered to the Company all documents, announcements and the like received by it or its agents, delegates or sub-custodians affecting or relating to Investments as soon as reasonably practicable. In order to instruct the Custodian to take voting action in connection with an Investment, the Company (or the Manager on its behalf) shall give written notice of its voting instruction to the Custodian at least two (2) Business Days prior to the last day permitted for the relevant vote. The parties acknowledge and agree that any such written notice shall be executed by an Authorized Person and shall be sent to the fax and email addresses set out in Schedule 1.

8	TAXES

The Company shall be solely responsible for the payment of all taxes, duties and fees, including interest and penalties relating to Investments and Cash and transactions carried out by or on behalf of the Company.

9	DEALING BY THE CUSTODIAN

9.1	The Custodian and its Affiliates may buy, hold and deal in any investments for its own account or for the accounts of its clients notwithstanding that such investments or similar investments may be held for the account of the Company or may be issued by the Company.

9.2	Nothing herein contained shall prevent the Custodian and its Affiliates from contracting or entering into any financial, banking or other transactions with the Company and the Custodian and its Affiliates may be interested in any such contract or transaction and shall not be accountable for any profit arising therefrom.

9.3	The Custodian may act as custodian for any other company, entity or person on such terms as may be arranged with such company, entity or person, provided that the provision of the services set forth herein to the Company is not thereby impaired, and may retain for its own use and benefit fees or other money payable thereby; and the Custodian shall be deemed not to be affected with notice of, nor be under any duty to disclose to the Company, any fact or thing which may come to the knowledge of the Custodian or any employee or agent of the Custodian in the course of so doing or in the course of its business in any other capacity or in any manner whatsoever, otherwise than in the course of carrying out the services set forth herein pursuant to this Agreement.

10	REMUNERATION OF THE CUSTODIAN

10.1	In consideration of the services performed by it hereunder the Custodian shall be entitled to receive a fee of such amount as may be set out in Schedule 3 and the Company agrees to pay such fee as set out therein.

10.2	The Company shall also pay or reimburse the Custodian for:

(a)	its out-of-pocket expenses for photocopying, fax, telephone, postage and other communications charges, as well as for any banking costs or charges and the fees or charges of any government or official department, body or organization, and any other similar expenses, costs, fees or charges (including fees and expenses of counsel, professional advisers to the Company, any courier charges and advertising expenses) properly incurred by the Custodian on behalf of the Company in connection with the performance of the services set forth herein;

(b)	all professional and accounting fees relating to the ascertainment and payment of any taxes or charges and the making of any claims for the relief therefrom on behalf of the Company; and

(c)	all other legal and professional expenses incurred by the Custodian in connection with this Agreement;

in each case to the extent that expenses are attributable to the services provided to the Company hereunder.

11	CONCERNING THE CUSTODIAN

11.1	The Custodian shall not be required to take any legal action upon the Company’s behalf or otherwise to protect or otherwise in respect of Investments or Cash unless the Custodian so agrees and unless the Custodian is first fully indemnified in a form satisfactory to it by the Company.

11.2	Where the Custodian is required to consider or engage in further activities, litigation or other exceptional matters, additional fees shall be subject to further negotiation at the relevant time and in the absence of contrary agreement additional fees shall be charged by the Custodian at its hourly rate from time to time in effect.

11.3

If the Custodian (in any capacity) is requested to take any action in the course of providing any services pursuant to this Agreement which, in the opinion of the Custodian may make it or any agent, delegate or sub-custodian liable for the payment of money or in any other way, and if the Custodian agrees to take any such action, then the Company expressly acknowledges that any liability in connection with such action taken by the Custodian will be covered by the indemnity provided pursuant to Clause 17.1. In addition, the Custodian may, in its sole discretion, require further indemnification or other assurance as a prerequisite to taking such action.

11.4	In the performance of any services hereunder the Custodian may appoint such agents as it thinks fit, including sub-custodians, and agrees that it shall exercise reasonable care in selecting any such agent. The Custodian will not be liable for the acts or omissions of any such agent selected by it with reasonable care or for the solvency of any such agent.

11.5	The Company is hereby notified that the Custodian has delegated certain of the services to be provided by it hereunder relating to the processing of subscriptions, redemptions, sales, purchases and transfers of Investments, transfers of Cash and record keeping responsibilities (but for the avoidance of doubt excluding responsibilities relating to maintaining custody of the Company’s Cash and Investments under this Agreement) to one of its Affiliates. The Company and the Manager hereby consent to such delegation.

11.6	In order to secure all and any obligations of the Company to the Custodian, the Company hereby grants to the Custodian a continuing lien and security interest over all Cash and Investments from time to time held in the Deposit Account and the Securities Account.

11.7	Notwithstanding that the Custodian holds the Cash and Investments in trust for the Company in accordance with the terms of this Agreement, the Custodian may without notice set-off any sum due to it from the Company against any Cash or Investments held by the Custodian and shall have the power to pay out of the assets of the Company such amounts due to it under this Agreement. The Company expressly acknowledges such right of set-off and that the Custodian shall have the right to retain all Investments held by it or by any agent, delegate or sub-custodian until payment in full by the Company of all sums owing by the Company to the Custodian.

11.8	The Custodian shall deliver to the Company from time to time at such reasonable intervals as the Company may require a full and true account of all receipts and payments made and other action taken by the Custodian pursuant to this Agreement since the last date such an account was provided together with a list as at the date of such account of all Investments and Cash or other indebtedness or obligations held by the Custodian or its agents for or on behalf of the Company or otherwise pursuant to the terms hereof. If Investments are held by an agent of the Custodian the account shall state the name and address of and indicate the Investments held by such agent.

12	LIMITATION OF LIABILITY OF CUSTODIAN

12.1	The Custodian shall not in the absence of bad faith, willful misconduct or gross negligence on its part be liable for any damage, loss, claims, proceedings, demands, liabilities, costs or expenses whatsoever suffered or incurred by the Company arising directly or indirectly out of any error of judgment or oversight or mistake of law on the part of the Custodian, made or committed in good faith in the performance of its duties hereunder, and the Custodian shall not in the absence of bad faith, willful misconduct or gross negligence on its part, be responsible for any damage, loss, claims, proceedings, demands, liabilities, costs or expenses whatsoever which the Company may incur or suffer directly or indirectly as the result of or in the course of the discharge of its duties hereunder.

12.2	The Custodian shall have no liability for:

(a)	losses incurred by the Company as a result of the receipt or acceptance of fraudulent, forged or invalid Investments (or Investments which are otherwise not freely transferable or deliverable without encumbrance in any relevant market);

(b)	any consequential, indirect or special loss;

(c)	any economic losses (including, without limitation, loss of revenue, profits, contracts, business or savings) or damage (including, without limitation, loss of reputation or goodwill) arising out of or in connection with this Agreement or any Investment, in each case whether or not the Custodian has been advised of the possibility of, or could reasonably have foreseen, such loss or damage and howsoever incurred; or

(d)	losses incurred by the Company as a result of the appointment pursuant to Clause 11.4 of any agents, including sub-custodians, selected by the Custodian with reasonable care.

12.3	The Custodian shall not be liable for any damage, loss, claims, proceedings, demands, liabilities, costs or expenses whatsoever suffered or incurred by the Company or any shareholder in the Company, whether caused by delays or otherwise, resulting from illegible, unclear or inconsistent communications from the Company, the Manager or any agents thereof; provided that the Custodian has used commercially reasonable efforts to receive clarification of any illegible, unclear or inconsistent communication as soon as practicable following receipt. If the Custodian receives conflicting instructions from any two or more Authorized Persons no Instructions shall be deemed to be received. All Communications (including all Instructions) between the Custodian and the Company or the Manager or any third party may be made by electronic transmission such as facsimile or email (as set forth herein) and any risk of using such means of communication, including delivery failures, security breaches, confidentiality failures, incompleteness, delay and unauthorized instructions or modifications of instructions shall be borne by the Company. The Company and the Manager expressly releases the Custodian from liability for any unauthorized communications or Instructions transmitted by email or facsimile. The Custodian shall be entitled to reject any Instructions which do not comply with the Custodian’s internal security policies and procedures. The Company and the Manager expressly release the Custodian from liability for any such rejection of a facsimile or email Instruction which do not comply with the Custodian’s internal security policies and procedures as in effect from time to time.

12.4	If the Custodian is at any time in doubt as to how to act, it may request and shall receive directions or advice from the Company, or may obtain such legal, tax, financial, administrative or other advice, as it may, acting reasonably, deem appropriate, as well as employ services from third parties on behalf of the Company and may, but shall not be required to, act thereon. The reasonable costs of obtaining any directions or advice pursuant to this Clause shall be borne by the Company. Where any such directions or advice are received by the Custodian under this Clause, the Custodian shall have no liability for any action taken or thing done (or omitted to be taken or done) pursuant thereto.

12.5	Notwithstanding any other provision of this Agreement, the Custodian shall not be responsible for monitoring, or otherwise conducting any due diligence on, the investment activities, objectives and restrictions of the Company or any Investment in any Fund, as set out in the constitutional documents of the Company or such Fund, any offering document issued by or on behalf of the Company or Fund and/or any investment management or similar agreement, nor for any other function carried out by the directors, the Manager or any other service provider on behalf of the Company or any Fund.

12.6	The Company and the Manager each agree to review all documentation in relation to any Investment prior to instructing the Custodian to execute such documentation to ensure that such documentation is in an appropriate form to be executed by the Custodian on its behalf. The Company and the Manager hereby acknowledge that the Custodian shall have no obligation to conduct any legal analysis or review of any documentation in relation to any Investment and shall at all times act solely upon the instructions of the Company and/or the Manager and shall execute any such documentation in its capacity as agent and not in its individual capacity.

The provisions of this Clause 12 shall survive the termination of this Agreement.

13	REPRESENTATIONS AND WARRANTIES

13.1	The Custodian represents and warrants to the Company and the Manager that:

(a)	it is duly incorporated under the laws of France and has and shall at all times have the necessary power to enter into and perform its obligations under its Agreement and has duly authorized the execution of this Agreement;

(b)	this Agreement constitutes its legal, binding and enforceable obligation;

(c)	the execution, delivery, observance and performance by the Custodian of this Agreement shall not result in any violation of any law, statute, ordinance, rule or regulation applicable to it; and

(d)	it has obtained all the necessary authorizations and consents to enable it to enter into this Agreement and the necessary authorization and consents shall remain in full force and effect at all times during the term of this Agreement.

13.2	The Company represents and warrants to the Custodian and the Manager that:

(a)	it is duly incorporated and in good standing under the laws of its jurisdiction of incorporation or establishment and has and shall at all times have the necessary power to enter into and perform its obligations under this Agreement and has duly authorized the execution of this Agreement;

(b)	this Agreement constitutes its legal, binding and enforceable obligation;

(c)	the execution, delivery, observance and performance by the Company of this Agreement shall not result in any violation of any law, statute, ordinance, rule or regulation applicable to it; and

(d)	it has obtained all the necessary authorizations and consents to enable it to enter into this Agreement and the necessary authorization and consents shall remain in full force and effect at all times during the term of this Agreement.

13.3	The Manager represents and warrants to the Custodian and the Company that:

(a)	it is duly incorporated and in good standing under the laws of its jurisdiction of incorporation or establishment and has and shall at all times have the necessary power to enter into and perform its obligations under this Agreement and has duly authorized the execution of this Agreement;

(b)	this Agreement constitutes its legal, binding and enforceable obligation;

(c)	the execution, delivery, observance and performance by the Manager of this Agreement shall not result in any violation of any law, statute, ordinance, rule or regulation applicable to it; and

(d)	it has obtained all the necessary authorizations and consents to enable it to enter into this Agreement and the necessary authorization and consents shall remain in full force and effect at all times during the term of this Agreement.

14	TERMINATION

14.1	This Agreement may be terminated by the Company or the Custodian upon at least ninety (90) days’ prior notice to the other parties.

14.2	The Company or the Custodian may terminate this Agreement immediately upon written notice if the other party has:

(a)	materially breached any of the terms of this Agreement and has not remedied such material breach within ten (10) Business Days after service of notice upon it specifying the particular breach and requiring the same to be remedied; or

(b)	made any representation or warranty that was false or misleading when made or deemed made or has breached any representation or warranty made or deemed made hereunder.

14.3	The Custodian may terminate this Agreement immediately upon written notice:

(a)	in the event the Company fails to pay the Custodian, when due, amounts due under this Agreement, and fails to make such payment within ten (10) Business Days of written notice from the Custodian of the failure to make such payment;

(b)	if the Company or the Manager shall go into liquidation (except a voluntary liquidation for the purpose of reconstruction or amalgamation upon terms previously approved in writing by the Custodian) or if a receiver of any of the assets of the Company or the Manager is appointed or the Company or the Manager is subject to any analogous process under the laws of any relevant jurisdiction;

(c)	the failure by the Company or the Manager or any of their respective Affiliates to comply in any material respect with any applicable law;

(d)	if the Custodian’s continued provision of services under this Agreement would constitute a violation of applicable law; or

(e)	if, in light of any actual, pending or threatened investigation or proceeding involving the Company, the Manager or any of its or their Affiliates, the Custodian in good faith determines that its continued provision of all or any of the services set forth herein could be expected to have an adverse effect on the business or reputation of the Custodian or any of its Affiliates.

14.4	The termination of this Agreement for any reason shall be without prejudice to any antecedent rights or liability of the Custodian, nor the coming into or continuance in force of any provision hereof which is expressly or by implication intended to come into or continue in force on or after such termination.

14.5	On the termination of this Agreement, the Custodian shall be entitled, without prejudice to its other rights under this Agreement, to receive all fees and other moneys accrued due up to the date of such termination.

14.6	Notwithstanding termination of this Agreement pursuant to Clauses 14.1, 14.2 or 14.3 above, the Custodian may continue to provide the services set forth herein to the Company (other than any services relating to the subscription, purchase or transfer into the Securities Account by the Company of further Investments) during the period from the date of such termination until such time as all Investments have been re-registered in the name of the Company or its nominee (including a successor custodian) and all Cash has been transferred to the Company or its nominee (including a successor custodian) (such period, the “Asset Transfer Period”). In relation to the provision of such services during the Asset Transfer Period, the Custodian shall continue to be entitled to receive fees (calculated on the basis set out in Schedule 3) and other monies accrued up to the end of the Asset Transfer Period. The provision of such services during the Asset Transfer Period shall be subject to and in accordance with the terms and conditions hereof and the Custodian shall continue to be entitled to the benefit of, and the Company shall be bound by, the terms of this Agreement as if this Agreement had not been terminated. At any time during the Asset Transfer Period the Custodian may for any reason elect not to continue to provide such services by giving ten (10) days’ notice to the Company. If the Custodian so elects, the Company shall be required to pay the Custodian all fees and other monies accrued up to the effective date of such election and the Custodian shall be required to reimburse the Company for any portion of fees already paid by it which relate to any period of service after such effective date.

14.7	Subject to Clause 14.6 above, the Custodian shall, on the termination of this Agreement, deliver to any successor custodian, or as the Company may direct, all Cash and Investments; provided, however, that the Custodian shall not be required to make any such delivery or payment until full payment shall have been made to the Custodian of all its fees, compensation, costs and expenses due to it under the provisions of this Agreement.

15	ASSIGNMENT

15.1	Neither the benefit nor the burden of this Agreement shall be assigned or transferred by the any party save with the consent of the other parties.

15.2	Notwithstanding the foregoing the Custodian may assign and/or transfer any of its rights, duties or obligations under this Agreement to one or more of its subsidiaries or Affiliates without any further consent by the Company or the Manager.

15.3	Notice of any such assignment and/or transfer shall be given by the Custodian to the Company prior to such assignment and/or transfer and the Company and the Manager shall enter into, execute and deliver all and any such documentation as may be required in order to effect an assignment and/or transfer by the Custodian pursuant to this Agreement.

16	WIRE INSTRUCTIONS, WEB INSTRUCTIONS AND PAPER INSTRUCTIONS

16.1	In acting hereunder the Custodian shall not be under any liability on account of anything done or omitted to be done by it in good faith in reliance on Wire Instructions or Paper Instructions received from an Authorized Person or Web Instructions.

16.2	The Custodian is not required to act unless it has received Instructions, and the Custodian shall in no circumstances have any liability to any person for not acting, unless it has received Instructions.

17	INDEMNITIES

17.1	The Company shall indemnify and hold harmless the Custodian (which expression shall for the purpose of this Clause be deemed to include its directors, officers and employees and any agent, sub-custodian or delegate appointed by it) against all liabilities, obligations, losses, damages, penalties, costs, expenses, claims and demands of whatsoever nature suffered or incurred by it and howsoever arising out of or in connection with the performance of its duties hereunder, otherwise than by reason of the bad faith, willful misconduct or gross negligence of the Custodian.

17.2	The Custodian shall send to the Company as soon as practicable all notices of claims, summonses or writs which it receives from third parties in relation to the affairs of the Company and shall be under no further obligation or liability in relation thereto. No liability shall be admitted and no undertaking given nor shall any offer, promise or payment be made or legal expenses incurred by the Custodian in relation to any such claim summons or writ without the prior written consent of the Company which shall be entitled, if it so desires, to take over and conduct the defense of any action or to prosecute any claim for indemnity or damages or otherwise against any third party.

17.3	The Custodian makes no representations, herein or otherwise, regarding the Company or the Manager’s compliance with the Employees Retirement Income Security Act of 1974 (“ERISA”). The Company and the Manager agree they shall be jointly and severally liable for any violations of ERISA and shall fully indemnify the Custodian, including but not limited to all liabilities, obligations, losses, damages, penalties, expenses, attorneys’ fees and costs, in any actions and/or judgments that Custodian shall face resulting therefrom.

17.4	The provisions of this Clause 17 shall survive termination of this Agreement.

18	ANTI-MONEY LAUNDERING

The parties understand and agree that the obligations of the Custodian are limited by and subject to compliance by the Custodian with statutory requirements relating to anti-money laundering initiatives and that, as a result, the Custodian or any of its directors, officers or employees may be required to report certain information to a regulatory or self-regulatory body. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information under this Agreement imposed on such person under this Agreement, by enactment or otherwise. The Custodian shall be indemnified and held harmless by the Company out of the assets of the Company from and against all losses suffered by the Custodian arising as a result of the Custodian’s failure to perform its obligations hereunder due to the Custodian’s compliance with applicable anti-money laundering requirements. This indemnity shall survive termination of this Agreement.

19	NOTICES

19.1	Any notice under or in connection with this Agreement shall be in writing and shall be delivered by hand, or sent by first class post (or by airmail if sent abroad), by facsimile transmission or by e-mail to the addresses specified as follows:

If to the Company, to:

Address:	Pine Grove Asset Management LLC
25 DeForest Avenue, 2nd Floor
Summit, New Jersey 07901
Fax No.:	+1 908 273 6323
Email:	mherring@pinegroveam.com
Attn:	Michael Herring, CCO & Head of Operations

If to the Manager, to:

Address:	Pine Grove Asset Management LLC
25 DeForest Avenue, 2nd Floor
Summit, New Jersey 07901
Fax No.:	+1 908 273 6323
Email:	mherring@pinegroveam.com
Attn:	Michael Herring, CCO & Head of Operations

If to the Custodian, to:

Address:	BNP Paribas, New York Branch
787 Seventh Avenue
New York, New York 10019
Fax No.:	+1 201-850-6951
Email:	dean.galli@us.bnpparibas.com; matthew.fitzpatrick@us.bnpparibas.com
Attn:	Dean Galli, Director- Custody Services Operations

With a mandatory copy to the following facsimile number: +1 610-628-9073 or to such other person, address, e-mail address or fax number as a party may specify to the others from time to time by notice given in accordance with this Agreement.

19.2	In the absence of evidence of earlier receipt, any properly addressed notice shall be deemed to have been duly given:

(a)	if sent by post or airmail, ten (10) days after posting, provided that there are no postal strikes affecting the relevant areas; and

(b)	if sent by fax or e-mail, on completion of its transmission (if during the normal working hours of the recipient) or at
10 a.m. on the next Business Day (if any part of the fax or e-mail was transmitted outside the recipient’s normal working hours).

20	AMENDMENTS

This Agreement may only be amended by written agreement signed by all parties.

21	GOVERNING LAW AND JURISDICTION

This Agreement is governed by and shall be construed in accordance with the laws of the State of New York. The parties hereto hereby submit to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City. The parties hereto hereby waive any claim that any suit, action, or other proceeding relating to this Agreement has been brought in an inconvenient forum and further waives the right to object, with respect to such suit, action, or other proceeding, that such court does not have jurisdiction over such party. The parties hereto waive their rights to a trial by jury in any suit, action, or other proceeding arising under or pursuant to this Agreement.

22	SEVERABILITY

If any provision of this Agreement is or is adjudicated to be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired and such invalid, illegal or unenforceable provisions shall be deemed to be severable from any other provision or part thereof herein contained.

23	CUMULATIVE RIGHTS; WAIVER

The rights of the parties hereunder are cumulative, may be exercised as often as they consider appropriate and are in addition to their respective rights under the general law. They shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing, and in particular any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other right. No act or course of conduct or negotiation on the part of any party shall in any way preclude it from exercising any right or constitute a suspension or variation of any right that it may have hereunder.

24	ENTIRE AGREEMENT

This Agreement and its schedules contain the entire agreement of the parties with respect to the matters covered by it and no other or prior promises, representations, agreements, negotiations or discussions, oral or written, made by either party or its employees, officers or agents shall be valid or binding. This Agreement supersedes all previous agreements between the Custodian and the Company for the provision of custodial services to the Company.

25	FURTHER ASSURANCE

Each party shall do, execute and perform such further acts, deeds and documents as may be required to give full legal and practical effect to this Agreement.

26	NO PARTNERSHIP

Nothing herein contained shall constitute a partnership between the parties hereto.

27	CONFIDENTIALITY

27.1	Each party shall, in relation to the Confidential Information of the other:

(a)	not use the Confidential Information for any purpose other than the performance of its obligations or the exercise of its rights under this Agreement; and

(b)	make every effort to prevent the use or disclosure of Confidential Information other than as permitted by this Agreement.

27.2	The provisions of this Clause do not apply to Confidential Information:

(a)	which shall be disclosed to by the Disclosing Party to its Affiliates and their respective officers, employees, professional advisers or other service providers, where the Disclosing Party considers that disclosure to be necessary or appropriate in the normal course of business to enable the proper conduct of the Custodian’s or Company’s affairs and such party is subject to an obligation not to disclose such information;

(b)	which shall after the date of this Agreement become published or otherwise generally available to the public, except as a consequence of a willful or negligent act or omission by the Receiving Party (or its officers, employees, agents or representatives) in contravention of the obligations in Clause 27.1;

(c)	to the extent made available to the Receiving Party by a third party who is entitled to divulge such information and who is not under any obligation of confidentiality in respect of such information to the other party or which has been disclosed under an express statement that is not confidential;

(d)	to the extent required to be disclosed by any applicable law or by any stock exchange or governmental, judicial or regulatory or supervisory body or authority of competent jurisdiction to whose rules the Disclosing Party is subject, whether or not having the force of law and including, for the avoidance of doubt, any anti-money laundering requirements;

(e)	which has been independently developed by the Receiving Party otherwise than in the course of the exercise of that party’s rights under this Agreement or the implementation of this Agreement;

(f)	which has been disclosed to any applicable tax authority to the extent required by a legal obligation; or

(g)	which the Receiving Party can prove was already known to it before its receipt from the Disclosing Party.

27.3	The Custodian, the Company and the Manager undertake to the other that upon termination of this Agreement each shall, other than as permitted pursuant to Clause 26.2, cease using and make no further use of the Confidential Information of the other.

27.4	Notwithstanding the provisions of this Clause, the Custodian shall be entitled to maintain such copies of any documents, materials or information, including Confidential Information, as the Custodian deems necessary for compliance with applicable laws and regulations.

28	FORCE MAJEURE

The Custodian shall not be held liable for any damage, loss, expenses or commitment of any kind that the Company may suffer, or for any breach of or failure to perform its obligations under this Agreement, resulting from an accident, fire, hurricane, flood, social unrest, legal constraints, any judicial, market or regulatory acts, frauds or document falsification, malfunctioning of equipment (particularly including computers and software), default or effect of rules or transactions of any funds or securities transfer system, inability to establish communications or interruption of communication devices, and more generally any causes beyond the Custodian’s reasonable control, provided that, the Custodian, to the extent reasonably able to do so, notifies the Company as soon as reasonably practicable of the circumstances related thereto.

The Custodian shall maintain a commercially reasonable business continuity and disaster recovery plan.

29	EXECUTION

This Agreement may be executed in any number of identical counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF the parties hereto have hereunto caused this Agreement to be duly executed the day and year first herein before written.

Signed for and on behalf of

PINE GROVE ALTERNATIVE INSTITUTIONAL FUND

By: Matthew Stadtmauer

Signed for and on behalf of

BNP PARIBAS, NEW YORK BRANCH

By:                                                                                                                            By:

Signed for and on behalf of

PINE GROVE ASSET MANAGEMENT LLC

By: J. Michael Herring

Schedule 1

Wire Instructions and Paper Instructions

1.	All Wire Instructions and Paper Instructions must be made by both facsimile and e-mail.

2.	All Wire Instructions and Paper Instructions must be sent to:

•	via fax to the Custodian at fax machine number (610) 628 9073, Attn: Client Service and must bear the signature of an Authorized Person; and

•	via email to the Custodian at BP2S_US_HEDGEFUNDS_CUSTODY@us.bnpparibas.com and must contain a file bearing the signature of an Authorized Person.

3.	The persons listed below are the Authorized Persons at the date of this Agreement and are duly authorized to sign and send Wire Instructions and Paper Instructions:

Authorized Person[1]	Specimen Signature
Name: Email: Title: Telephone Number: Fax number:
Name: Email: Title: Telephone Number: Fax number:

[1]	Please complete,

Name: Email: Title: Telephone Number: Fax number:

4.	Upon receipt of Wire Instructions or Paper Instructions relating to a receipt or disbursement of Cash, the Custodian shall not be required to contact the Company or the Manager to obtain confirmation of such Wire Instructions or Paper Instructions.

5.	The Company shall be solely responsible for the consequences of transmission of Wire Instructions or Paper Instructions (including technical failure, error during transmission or receipt, incomplete or inaccurate Instructions, misuse or fraudulent use).

Schedule 3

Fees

In consideration for the services rendered to the Company pursuant to this Agreement, the Custodian shall be entitled to receive remuneration as described hereunder:

A fee equal to 3 b.p. (on all assets under USD $500 million) and 2 b.p. (on all assets greater than USD $500 million) per annum of the aggregate of the most recently reported net asset value of each of the Investments of the Company held by the Custodian (or any agent, delegate or sub-custodian of the Custodian) as of the end of the applicable calendar month, calculated and compounded each calendar month provided that such fee shall be subject to a minimum of USD $22,500 per annum (pro-rata for partial years) and any shortfall shall be paid annually in arrears;

A fee of USD $250 per transaction – Each new hedge fund transaction; and

A fee of USD $150 per transaction – Per subsequent subscription/redemption

Any fees, costs or expenses imposed by any agent, delegate or sub-custodian of the Custodian appointed at the request of the Company.

Invoices in respect of the above fees will be sent quarterly in arrears and such fees shall be due for payment within 30 days of delivery of such invoice. In the event that the above fees are not paid in full within such 30 day period, the Custodian may debit such unpaid fees from the Deposit Account in accordance with Clause 11.7.